UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
 Pursuant to Section 12(b) or (g) of
The Securities Exchange Act of 1934

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2679963
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Title of each class to	Name of each Exchange on which
Be so registered:	each class is to be registered:

Series A Convertible Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This registration statement relates to the shares of Series A Convertible Preferred Stock (“Preferred Stock”) of USA Technologies, Inc. (the “Company”). This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the approval of the Company’s application to list its Preferred Stock on The NASDAQ Global Market. The Company’s Preferred Stock is expected to commence trading on The NASDAQ Global Market on or about March 10, 2008, under the trading symbol USATP.

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Preferred Stock contained in the section entitled “Description of Securities” in the prospectus included in the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-147465) filed with the SEC on December 21, 2007, is incorporated herein by reference.

In addition, at the 2008 Annual Shareholders’ Meeting of the Company held on February 28, 2008, the shareholders approved an amendment to the Articles of Incorporation of the Company permitting the Company to purchase its shares of Common Stock regardless of the existence of, or the amount of, any accrued and unpaid dividends on the Preferred Stock. A description of the amendment is contained in the section entitled “Approval of an Amendment to the Articles of Incorporation Allowing the Company to Purchase its Common Stock” set forth in the Company’s definitive proxy statement on Schedule 14-A filed with the SEC on January 29, 2008, all of which is incorporated herein by reference. The amendment became effective on March 6, 2008, the date the Company filed the amendment with the Department of State of the Commonwealth of Pennsylvania.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company filed January 26, 2004 (Incorporated by reference to Exhibit 3.1 to Form 10-QSB filed on February 12, 2004)

3.2	First Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 14, 2005(Incorporated by reference to Exhibit 3.1.1 to Form S-1 Registration Statement No. 333-124078)

3.3
Second Amendment to Amended and Restated Articles of Incorporation of the Company filed on December 13, 2005 (Incorporated by reference to Exhibit 3.1.2 to Form S-1 Registration Statement No. 333-130992)

3.4	Third Amendment to Amended and Restated Articles of Incorporation of the Company filed on July 25, 2007

3.5	Fourth Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 6, 2008

3.6	By-Laws of the Company (Incorporated by reference to Exhibit 3.2 to Form SB-2 Registration Statement No. 33-70992)

3.7	First Amendment to By-Laws of the Company (Incorporated by reference to Exhibit 3.2 to Form 8-K filed on July 24, 2007)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: March 6, 2008	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

3.4	Third Amendment to Amended and Restated Articles of Incorporation of the Company filed on July 25, 2007

3.5	Fourth Amendment to Amended and Restated Articles of Incorporation of the Company filed on March 6, 2008